Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
DECLARES FIRST QUARTER DISTRIBUTION
MINNEAPOLIS, MN, March 12, 2010 — RiverSource LaSalle International Real Estate Fund, Inc. (formerly Seligman LaSalle International Real Estate Fund, Inc.) (the “Fund”) (NYSE: SLS) today declared a first quarter distribution of $0.085 per share of Common Stock. Dividends on Common Stock will be paid on March 29, 2010 to Common Stockholders of record on March 22, 2010. The ex-dividend date for the Common Stock is March 18, 2010.
The $0.085 per share dividend on the Common Stock is in accordance with the Fund’s earned distribution policy.
The Fund is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. RiverSource Fund Distributors, Inc. is the principal underwriter of the mutual funds in the RiverSource Family of Funds.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
Investments in real estate securities may be subject to specific risks, such as the risks associated with general and local economic conditions, and the risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.
Investments in foreign securities involve certain risks not associated with investments in U.S. companies, including the risks of a particular country, including the political, regulatory, economic, social and other conditions of the country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. For emerging markets, these risks are even greater.
Distributions paid to stockholders are subject to recharacterization for tax purposes because the securities (e.g., real estate investment trusts) in which the Fund invests may not provide complete tax information to the Fund as to the tax character of the dividends distributed by such company (e.g., income, capital gain or return of capital) until after the

Fund has made its distribution to stockholders. This recharacterization could result in a proportionate increase in returns of capital to stockholders. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of the Fund’s capital loss carryforwards from prior years could effectively be forfeited.
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
There is no guarantee that the Fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE

NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY